EXHIBIT 4.8


                             FORM OF PROMISSORY NOTE

                                 PROMISSORY NOTE


COUNTY OF HARRIS                                            September ____, 2004

STATE OF TEXAS


         FOR VALUE RECEIVED, Systems Evolution Inc., a Texas corporation ("Maker") promises to pay to the order of __________Name___________________ of __________Address____________________, the principal sum of ________ DOLLARS
($________) payable in three (3) equal installments of __________ Dollars ($________) annually commencing on ________________.

         If default be made in the payment when due of any part or installment of this Note, then the whole sum of the principal will become immediately due and payable at the option of the holder of this Note, without notice. Further, if Maker should at any time fail in business or become insolvent, or commit an act of bankruptcy, or if any writ of execution, garnishment, attachment, or other legal process is issued against any deposit account of or other property of the Maker, or if any assessment for taxes against Maker, other than taxes on real property, is made by the federal or state government, or any department of the federal or state government, or if Maker fails to notify holder of any material change in his financial condition, then and in such case all of the obligations of the Maker will, at the option of the holder, become due and payable immediately without demand or notice.

         In the event of commencement of suit to enforce payment of this Note, Maker agrees to pay such additional attorneys' fees and court costs as the court may adjudge reasonable.

         This Note is made and enforceable under the laws of the State of Texas.

         IN WITNESS OF THIS AGREEMENT, Maker has caused this Note to be executed.

                                                         SYSTEMS EVOLUTION INC.

                                                         -----------------------
                                                         Robert C. Rhodes
                                                         Chief Executive Officer


                                      -5-